Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Douglas Bingham, VP, Treasury and Investor Relations 717-672-9300 IR@armstrongflooring.com	Jason Chudoba 646-277-1249 AFI@icrinc.com

Armstrong Flooring, Inc. Becomes Independent, Publicly Traded Company

Global flooring leader completes its separation from Armstrong World Industries, Inc.

LANCASTER, Pa. – April 4, 2016 – Armstrong Flooring, Inc. (NYSE: AFI), North America’s largest producer of resilient and wood flooring products, today announced the completion of its separation from Armstrong World Industries, Inc. (NYSE: AWI). Armstrong Flooring is now an independent, publicly traded company whose common stock will begin trading ‘regular way’ today on the New York Stock Exchange (NYSE) under the symbol “AFI.”

Armstrong Flooring’s management team consists of highly qualified and experienced executives who possess extensive industry knowledge and strong operational acumen. They include:

•	Donald R. Maier – President and Chief Executive Officer

•	John “Jay” W. Thompson – Senior Vice President and Chief Financial Officer

•	David S. Schulz – Senior Vice President and Chief Operating Officer

•	Dominic C. Rice – Senior Vice President and North America Commercial

•	Joseph N. Bondi – Senior Vice President and North America Residential

“The completion of this separation marks an exciting new chapter in Armstrong Flooring’s storied 150-year history,” said Maier. “We bring to the market a distinguished legacy of success and differentiated go-to-market strategy that positions us well to continue to deliver high-quality, innovative flooring products. Looking ahead, we believe that we have a long-term opportunity to enhance shareholder value by successfully executing our strategy to reinvigorate profitable growth across our resilient and wood flooring businesses.”

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 18 manufacturing facilities in three countries and employs approximately 3,500 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

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Uncertainties Affecting Forward-Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

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